EXHIBIT 8.1

                                 August 29, 1997



Sinclair Broadcast Group, Inc.
2000 West 41st Street
Baltimore, Maryland 21211

Dear Ladies and Gentlemen:

         We have acted as tax counsel to Sinclair Broadcast Group, Inc. ("Sinclair") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of the 9% Senior Subordinated Notes due 2007 (the "New Notes"), which are to be offered in exchange for outstanding 9% Senior Subordinated Notes due 2007 (the "Old Notes"). All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Prospectus which forms a part of the Registration Statement.

         We have examined such documents as we have deemed relevant for purposes of the opinion set forth herein. In our examination of such documents, we have assumed, without independent inquiry, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of any such copies, and the legal capacity of all natural persons.

         Based on and subject to the foregoing, it is our opinion that the discussion set forth in the Prospectus under the heading "Certain Federal Income Tax Consequences" constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the acquisition, ownership, and disposition of the New Notes under current law.


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Sinclair Broadcast Group, Inc.
August 29, 1997
Page 2



         The foregoing opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, court decisions, and administrative determinations as currently in effect, all of which are subject to change, prospectively or retroactively, at any time. We undertake no obligation to update or supplement this opinion to reflect any changes in laws that may occur after the date hereof.

         This opinion has been prepared solely for your use in connection with the filing of the Registration Statement and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the heading "Legal Matters" in the Prospectus.

                                Very Truly Yours,

                                WILMER, CUTLER & PICKERING



                                By: /s/ Terrill A. Hyde
                                    ----------------------------------------
                                    Terrill A. Hyde
                                    A Partner